UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 2, 2007

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(206) 623-7612

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Compensatory Arrangements of Executive Officers.

On March 2, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Targeted Genetics Corporation (the “Company”) set performance goals for the management team for fiscal year 2007. The bonus goals are designed to provide structure for a discretionary annual bonus for the management team, including all of the executive officers, for achieving certain corporate bonus goals during fiscal year 2007. The bonus goals focus on strengthening the financial position of the Company and diversifying the Company’s product and technology portfolio in fiscal year 2007.

Bonus payments (if any) will be payable to the management team, including the executive officers, at the beginning of fiscal year 2008, after review by the Compensation Committee and the Board of Directors of corporate and individual performance during fiscal year 2007. If the Company reaches the goals, each member of the management team, including each executive officer, may receive cash annual bonus payments equal to a percentage of his or her base salary paid during fiscal year 2006. The percentage is a range based on level of achievement of the bonus goals, as determined by the Compensation Committee at the end of fiscal year 2007. With respect to the chief executive officer, the bonus percentage range is 0%-200% of 2006 base salary. With respect to the other executive officers, the bonus percentage is 0%-160% of 2006 base salary. The Compensation Committee may adjust the bonus amounts on a discretionary basis for individual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: March 8, 2007	By:	/s/ H. Stewart Parker
H. Stewart Parker
President and Chief Executive Officer

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